Exhibit 99.1

                                  NEWS RELEASE


          COATES INTERNATIONAL, LTD. FILES U.S. PATENT APPLICATION FOR
           COMBINATION FUEL MIXING SYSTEM UTILIZNG ALTERNATIVE FUELS
   -- Signals Potential End to Domestic Dependency on Foreign Imported Oil --


Wall Township, NJ - April 26, 2006 -- Coates International, Ltd. ("Coates" or the "Company") announced today that it has filed a patent application to the United States Patent Office for the Company's new fuel mixing management system designed to mix different types of fuels simultaneously and sequentially in the Company's patented industrial Coates Spherical Rotary Valve Engine ("CSRV") for electric power generation. The device, designed by Gregory G. Coates, son of inventor and founder of the Company, George J. Coates, purports to mix natural gas with various alternative fuels, including biodiesel (a fuel manufactured from vegetable oil), ethanol and hydrogen. The Company believes that the use of alternative fuels as described may potentially lessen consumer demand for petroleum-based products and particularly foreign imported oil.

The new fuel mixing management system is built and has been tested to the satisfaction of the Company during the past three months while using different combinations of alternative fuels. The manufacturer of the bio diesel and ethanol is Zambrana Engineering, Inc., a U.S. company. Specific details concerning how this new device works are anticipated to be divulged publicly in the near future.

Coates is in the process of manufacturing its CSRV industrial generator sets with this new alternative fuel management and mixing capabilities. Coates believes this new technology will eventually migrate into cars, trucks, buses, boats and so on.

There can be no assurances that a U.S. patent will be issued to the Company.

About Coates International, Ltd.

Coates has emerged from over 15 years of research and development, after very diligently and quietly working on its CSRV Combustion engine technology. While experiencing substantial measured success, Coates has acquired numerous patents worldwide on its CSRV technology.


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      The Private Securities Litigation Reform Act of 1995 (the "PLSLRA") provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements.

      Statements contained herein that are not based on historical fact , as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "could" and other similar expressions, constitute forward-looking statements under the PSLRA. Coates intends that such "forward-looking statements" be subject to the safe harbor created thereby. Such forward-looking statements are based on current assumptions but involve known and unknown risks and uncertainties that may cause the Company's actual results, performance or achievements to differ materially from current expectations.

      These risks include economic, competitive, governmental, technological and other factors discussed in the Company's relevant filings on record with the Securities and Exchange Commission which can be viewed free of charge on the Commission's website at http://www.sec.gov.


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For More Information, Please Contact:

Coates International, Ltd.
Tel #: (732) 449-7717
Fax #: (732) 449-0764
Website:  www.coatesengine.com